Exhibit 16.1



September 30, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Lion Capital Holdings, Inc.
     Commission File Number 000-49811

We have read the statements that we understand Lion Capital Holdings, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.


Very truly yours,



Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas